Exhibit 99.1
EXTENDED STAYAMERICA LOGO



For Immediate Release                      For More Information, Contact:
                                           Robert A. Brannon, President & COO
                                           (864) 573-1603
                                           Gregory R. Moxley, CFO
                                           (864) 573-1635


                           EXTENDED STAY AMERICA, INC.
            AMENDS CREDIT FACILITY TO PROVIDE DEVELOPMENT FLEXIBILITY


Spartanburg, SC - December 17, 2001 - Extended Stay America, Inc. (NYSE:ESA), a leading provider of extended stay lodging, today reported that it has amended its $900 million bank credit facility to provide additional flexibility in managing the development of new hotels. By increasing the total leverage permitted under the credit facility, the Company expects that it will be able to accelerate the development of hotels as market conditions warrant.

The Company has continued the construction of the sites that were under construction at September 30, 2001. Due to short term uncertainties caused by the terrorist events on September 11, 2001, however, the Company recently deferred the commencement of construction of new hotels and began negotiating extended periods of time to develop the sites that it had under option at September 30, 2001. The amendment provides the Company with greater flexibility in negotiating these extensions, continuing the development process which often takes two or more years to complete, and commencing construction earlier than would have otherwise been possible under the credit agreement.

The amendment modifies certain definitions and increases the total leverage covenant from 4.75 to 5.25 for the period from January 1, 2002 to March 31, 2003. The leverage covenant returns to the previously scheduled level of 4.50 beginning April 1, 2003. The amendment institutes a pricing grid which increases the interest rate on outstanding loans under the credit facility by 0.25% from January 1, 2002 through March 31, 2002. Thereafter, the interest rate is increased by 0.25% if total leverage is greater than or equal to 4.25 or by 0.75% if total leverage is greater than or equal to 4.75.

George D. Johnson, Jr., CEO, commented, "With the projected decline in the rate of supply of new hotel rooms for the next few years, we anticipate that lodging will benefit from expected increases in demand as our economy recovers from the current recession. We believe that our Company will benefit from increased market share by having additional hotels in operation during that period. This amendment gives us the flexibility to accelerate our development as the economy improves."

Extended Stay America currently owns and operates 425 hotels under the Extended StayAmerica, StudioPLUS, and Crossland brands. The Company currently has 26 hotels under construction which are expected to be completed at various dates through September 30, 2002. The Company has also identified 55 additional sites with total development costs of approximately $450 million for which construction could commence in 2002. The Company will continue to seek the necessary approvals and permits for these sites so that construction can commence as soon as possible within the constraints of the amended credit agreement. While the Company does not currently expect that it will commence construction on all of these sites in 2002, it will seek to accelerate the number of construction starts based on a number of factors including improvements in the overall US economy, improvements in demand for lodging products in the overall lodging industry and improvements in the demand for the Company's extended stay lodging products. Subject to adjustments based on the factors discussed above, the Company currently plans to commence construction of at least 15 hotels with total costs of approximately $150 million during 2002, the majority of which are expected to open in 2003.
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EXTENDED STAY AMERICA, INC.
PAGE TWO

Certain statements and information included in this release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the Company's SEC filings.

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